Exhibit 4.12

Amendment No. 8
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates”, as last amended and restated effective as of January 1, 2013 (the “Plan”), for the benefit of its eligible employees and the eligible employees of any participating affiliate; and
Whereas, pursuant to section 11.1 of the Plan, the Company may amend the Plan from time to time; and
Whereas, the Company desires to amend the Plan to include additional automatic enrollment provisions with respect to all employees eligible to participate in the Plan who have not made an election under the Plan or previously been automatically enrolled in the Plan.
Now, therefore, in accordance with the provisions of section 11.1 of the Plan, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2022, in the following respects:
1.Section 2.1(g) of the Plan is amended and restated in its entirety to provide as follows:
(g)“Before-Tax Contributions” means the contributions made by an Employer on behalf of a Participant pursuant to the Participant’s affirmative election to reduce Compensation as described in Plan section 4.2 or pursuant to a deemed election as described in Plan section 4.12.
2.Section 4.12 of the Plan is amended by adding the following new provisions at the end thereof:
(c)Notwithstanding any provision of the Plan to the contrary, each Participant who does not have in effect on January 1, 2022, either (1) an affirmative election to have After-Tax Contributions, Before-Tax Contributions or Roth Elective Deferrals made under the Plan or (2) an election under Plan section 4.12(b), shall be deemed to have elected to make contributions to the Plan in the amount described in Plan section 4.12(d), effective for the period beginning on January 1, 2022, or, if later, 30 days from the date notice under section 514 of ERISA is provided to the Participant.
(d)Each Participant described in Plan section 4.12(c) shall have six percent of his Compensation automatically deducted from his pay and contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan beginning on the date provided in Plan section 4.12(c). A Participant who is deemed to have made an election pursuant to Plan section 4.12(c) may elect to change or suspend that contribution election at any time in accordance with the provisions of the Plan.
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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	Executive V.P.		October 26, 2021

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